Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Birner Dental Management Services, Inc. on Form S-8 of our report, dated March 29, 2007, appearing in this Annual Report on Form 10-K of Birner Dental Management Services, Inc. for the year ended December 31, 2006.

/s/ HEIN& ASSOCIATES LLP
HEIN& ASSOCIATES LLP

Denver, Colorado
March 29, 2007